BRITISH
COLUMBIA
The Best Place on Earth

Number: C0826654

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that TARSIS CAPITAL CORP. changed its name to TARSIS RESOURCES LTD. on June 17, 2009 at 10:39 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 17, 2009

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada